UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                           Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

EVOFEM BIOSCIENCES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee previously paid with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter to Our Stockholders
To My Fellow Stockholders:
You are cordially invited to attend the Special Meeting of Stockholders of Evofem Biosciences, Inc. (“Evofem”, the “Company”, “we” or “our”) which will be held in person at 8:00 a.m. Pacific Time on [___], 2023 at [venue]. We are asking you to approve an amendment to our Amended and Restated Certificate of Incorporation that is very important to the future of the Evofem.
We are currently authorized to issue 500,000,000 shares of common stock under our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). As of January 18, 2023, of the authorized common stock, 137,598,285 shares are issued and outstanding and approximately 2.1 billion shares are reserved for issuance under pending conversions of convertible notes, rights, warrants and all other derivatives. As such, our fully diluted capital structure is presently well above the amount of common stock we are authorized to issue. Therefore, until we either increase our authorized common stock, effectuate a reverse split, obtain waivers from the holders of the outstanding derivative securities or otherwise ensure an adequate reserve from which to receive the shares of common stock which underlie their respective securities, we are exposed to the risk of liability arising from the excess fully diluted capitalization. In addition to the dilutive effect any exercises of the derivative securities would have, if we are unable to obtain the requisite shareholder approval or waivers, or we are delayed in those efforts, the Company and your investment in us would be at risk.
After consultation with our advisors, the Board of Directors determined that, given market conditions, company goals and various contractual obligations, it is in the best interests of Evofem and its stockholders to effectuate a reverse stock split.
As discussed in detail in this proxy statement, our Board of Directors strongly recommends you vote “FOR” the following proposal:

●	Approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding shares of our common stock by a ratio of not less than [__] and not more than [___] at any time on or prior to [__], with the exact ratio to be set at a whole number within this range by the Board of Directors in its sole discretion (the “Reverse Stock Split”).
Approval of this proposal is critically important to Evofem’s future. We intend to commence distribution of the proxy statement for the Special Meeting on or about [___], 2023. You are strongly encouraged to carefully review the proxy statement and to submit your proxy in favor of the proposal. Whether or not you plan to attend the Special Meeting in person, we urge you to vote as soon as possible by authorizing a proxy as described in the enclosed materials to ensure that your shares are represented at this very important Special Meeting. You may vote by Internet, telephone or mail by following the instructions on the proxy card or voting instruction form sent to you. If you attend the Special Meeting and wish to change your proxy vote, you may do so by voting in person at the Special Meeting.
Today we are asking for your support to remain a viable force by delivering innovation in women’s healthcare and improving choices for women everywhere. To do this, we need your vote at our upcoming Special Meeting of Stockholders. Please vote promptly by Internet, telephone or mail by following the instructions on the proxy card or voting instruction form sent to you.
Thank you,
Saundra Pelletier
President and Chief Executive Officer

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Notice of Special Meeting of Stockholders

Date and Time [____], 2023 8:00 a.m. Pacific Time	Location [venue]	Who Can Vote Record owners of Evofem Biosciences, Inc. common stock and our Series D Non-Convertible Preferred Stock at the close of business on [record date], 2023

Voting Item

Proposal	Board Vote Recommendation	For Further Details

1. To amend the Amended and Restated Certificate of Incorporation of Evofem Biosciences, Inc. to effect a reverse stock split of common stock at a ratio between 1-for-[x] and 1-for-[y], with the exact ratio to be set at a whole number within this range by the Board of Directors in its sole discretion (the Reverse Stock Split).
	“FOR”	Page 11

All stockholders are cordially invited to attend the Special Meeting. Whether you plan to attend the special meeting or not, we urge you to vote by following the instructions in the proxy materials and submit your proxy via the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.
If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
A list of stockholders of record will be available at the Special Meeting and, during the 10 days prior to the special meeting, at [location].
Due to the public health impact of the novel coronavirus (COVID-19) pandemic, and to support the health and well-being of our stockholders, employees and communities, attendees will be required to wear a self-provided mask while on the premises and required to practice social distancing. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. The Company reserves the right to take any additional precautionary measures it deems appropriate in relation to the physical meeting and access to its premises. Further, as a result of changing public health and travel guidance due to COVID-19, we may announce alternative arrangements for the meeting, which may include switching to a virtual meeting format, or changing the time, date or location of the special meeting. If we take this step, we will announce any changes in advance in a press release available on our website www.evofem.com and filed with the Securities Exchange Commission as additional proxy materials, and as otherwise required by applicable state law.
Whether you plan to attend the special meeting or not, it is important that you cast your vote either in person or by proxy.
BY ORDER OF THE BOARD OF DIRECTORS
Justin J. File
Secretary

4	Evofem Biosciences, Inc. | 2023 Proxy Statement

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Important Information About the Special Meeting and Voting
Important Information About the Special Meeting and Voting
Why is the Company Soliciting My Proxy?
The Board is soliciting your proxy to vote at the Special Meeting of Stockholders of the Company to be held at [venue] on [date], 2023, at 8:00 a.m. Pacific Time and any adjournments of the meeting, which we refer to as the Special Meeting. The proxy statement along with the accompanying Notice of Special Meeting of Stockholders (the Notice) summarizes the purposes of the meeting and the information you need to know to vote at the Special Meeting.
We have made available to you on the Internet or have sent you this proxy statement, the Notice of Special Meeting of Stockholders and the proxy card because you owned shares of the Company’s common stock on the record date [date], 2023. The Company intends to commence distribution of the proxy materials to stockholders on or about [date], 2023.
Who Can Vote?
Only stockholders who owned our common stock and/or our Series D Non-Convertible Preferred Stock at the close of business on [record date], 2023 are entitled to vote at the Special Meeting. On this record date, there were [XXX] shares of our common stock outstanding and entitled to vote and 2) 70 shares of our Series D Non-Convertible Preferred Stock entitled to vote.
You do not need to attend the Special Meeting to vote your shares. Shares represented by valid proxies, received in time for the Special Meeting and not revoked prior to the Special Meeting, will be voted at the Special Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.
How Many Votes Do I Have?
Each share of our common stock that you own entitles you to one vote on Proposal 1, the Reverse Stock Split. Each one share of Series D Non-Convertible Preferred Stock is entitled to 1% of the total voting power of the then outstanding shares of common stock (subject to a limitation of an aggregate 9.99% for each holder of the Series D Non-Convertible Preferred Stock) entitled to vote on Proposal 1, the Reverse Stock Split. The Series D Non-Convertible Preferred Stock shall not be entitled to vote on any other matter brought before the meeting.
How Do I Vote?
Whether you plan to attend the Special Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to the proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our stock transfer agent, Pacific Stock Transfer, Inc., or you have stock certificates registered in your name, you may vote:
•By Internet (www.proxyvote.com). Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card and 12-digit control number(s) in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
•By telephone (1-800-690-6903). Use a touch-tone phone to transmit your voting instructions. Have your proxy card and 12-digit control number(s) in hand when you call and then follow the instructions.
•By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card.
•In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on ____day, [date], 2023.
If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Special Meeting in order to vote.

6	Evofem Biosciences, Inc. | 2023 Proxy Statement

Important Information About the Special Meeting and Voting
How Does the Board Recommend That I Vote on the Proposal?
The Board recommends that you vote as follows:
•"FOR" the amendment of the Company's Certificate of Incorporation to effect a reverse stock split of the Company's common stock at a ratio of between 1-for-[x] and 1-for-[y], with the exact ratio to be set at a whole number within this range by the Board of Directors in its sole discretion.
If any other matter is presented at the Special Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on or that would be brought before the Special Meeting, other than those discussed in this proxy statement.
May I Change or Revoke My Proxy?
If you give us your proxy, you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:
•if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•by re-voting by Internet or by telephone as instructed above; or
•by notifying the Company’s Secretary in writing before the Special Meeting that you have revoked your proxy; or by attending the Special Meeting in person and voting in person. Attending the Special Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the Special Meeting that it be revoked.
Your most current vote, whether submitted by telephone, Internet or proxy card, is the one that will be counted.
What if I Receive More Than One Notice or Proxy Card?
You may receive more than one Notice or proxy card if you hold shares of our common stock and/or our Series D Non-Convertible Preferred Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.
Will My Shares be Voted if I Do Not Vote?
If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?”
If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares does not have the authority to vote your unvoted shares on the proposal set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Special Meeting. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you.
What Vote is Required to Approve the Proposal and How are Votes Counted?

Proposal 1: Reverse Stock Split
The affirmative vote of a majority of the combined voting power of the outstanding shares of common stock and Series D Non-Convertible Preferred Stock, voting together as a single class as of the record date is required to approve the Reverse Stock Split. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against this proposal. However, abstentions and broker non-votes will be counted as entitled to vote and will, therefore, have the same effect as a vote “against” this proposal.

Where Can I Find the Voting Results of the Special Meeting?
The preliminary voting results will be announced at the Special Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Special Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
What Are the Costs of Soliciting these Proxies?
We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

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Important Information About the Special Meeting and Voting
We have engaged Kingsdale Shareholder Services, U.S. LLC to act as our proxy solicitor in connection with the proposal to be acted upon at our special meeting. For those services we will pay Kingsdale Shareholder Services, U.S. LLC approximately $10,000, plus expenses.
What Constitutes a Quorum for the Special Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Votes of stockholders of record who are present at the Special Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists. Holders of Series D Non-Convertible Preferred Stock will not be counted for purposes of determining if a quorum is present.
In accordance with our amended and restated bylaws, the chairperson of the Special Meeting or a majority of the shares so represented may adjourn the Special Meeting from time to time, whether or not there is such a quorum.
Attending the Special Meeting
The Special Meeting will be held at 8:00 a.m., Pacific Time, on ____day, [date], 2023, at [venue]. You need not attend the Special Meeting in order to vote. Due to the public health impact of the COVID-19 pandemic and governmental restrictions limiting the number of people who may gather together, and to support the health and well-being of our stockholders, employees and communities, attendees will be required to wear a self-provided mask while on the premises, and required to practice social distancing. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. The Company reserves the right to take any additional precautionary measures it deems appropriate in relation to the physical meeting and access to its premises.
What Happens if a Change to the Special Meeting is Necessary Due to COVID-19?
We are sensitive to public health and travel risks and concerns related to COVID-19, and may announce alternative arrangements for the special meeting, including holding the special meeting solely by means of remote communication. If we take this step, we will announce the changes in advance by press release, posted on our website (www.evofem.com) and filed with the SEC as additional proxy materials and as otherwise required by applicable state law. A meeting held solely by remote means will have no impact on stockholders’ ability to provide their proxy by using the Internet or telephone or by completing, signing, dating and mailing their proxy card as discussed above.
As always, we encourage you to vote your shares prior to the special meeting.
Householding of Annual Disclosure Documents
U.S. Securities and Exchange Commission (SEC) rules concerning the delivery of proxy statements allow us or your broker to send a single set of proxy materials or, if applicable, a single set of proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If your household received a single set of proxy materials, but you would prefer to receive your own copy, please contact our transfer agent, Pacific Stock Transfer, Inc., by calling their toll free number, 1-800-785-7782.
If you do not wish to participate in householding and would like to receive your own Notice or, if applicable, set of the Company’s proxy materials in future years, please follow the instructions described below. Conversely, if you share an address with another Company stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:
•If your Company shares are registered in your own name, please contact our transfer agent, Pacific Stock Transfer, Inc., and inform them of your request by calling them at 1-800-785-7782, emailing them at info@pacificstocktransfer.com, or writing them at Pacific Stock Transfer, Inc., 6725 Via Austi Pkwy Suite 300, Las Vegas, NV 89119.
•If a broker or other nominee holds your Company shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

8	Evofem Biosciences, Inc. | 2023 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information concerning the ownership or voting control of our common stock as of January 18, 2023, by (i) those persons who are known to us to be the beneficial owner(s) of more than five percent of our common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and named executive officers as a group.
As of January 18, 2023, 137,598,285 shares of common stock and 70 shares of Series D Non-Convertible Preferred Stock were issued and outstanding. The holders of the Series D Non-Convertible Preferred Shares are entitled to vote together with the holders of our common stock only to approve a reverse split. After a reverse split, if approved by the majority of the holders entitled to vote, we are required to redeem each share of the Series D Non-Convertible Preferred Shares at $1.00 per share. The Series D Non-Convertible Preferred Shares carry no other voting, dividend, distribution or other rights.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In the cases of holders who are not directors, director nominees, and named executive officers, Schedules 13G or 13D filed with the SEC (and, consequently, ownership reflected here) often reflect holdings as of a date prior to January 18, 2023. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after January 18, 2023, through the exercise of stock options, warrants or other rights. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted, the address of the persons in the table below is that of the Company.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class Beneficially Owned
Directors and Named Executive Officers
Gillian Greer, Ph.D.(1)	15,170	*
Kim Kamdar, Ph.D.(2)	16,650	*
Tony O’Brien(3)	15,712	*
Lisa Rarick, M.D.(4)	15,016	*
Colin Rutherford(5)	16,591	*
Jenny Yip(6)	—	*
Saundra Pelletier(7)	342,697	*
Justin J. File(8)	80,104	*
Katherine Atkinson(9)	3,057	*
Directors and executive officers as a group (9 Persons)(10)	504,997	0.4%
Holders of Greater than 5%
Keystone Capital Partners, LLC(11)	15	21.4%
Cavalry Fund I LP(12)	5	7.1%
Mercer Street Global Opportunity Fund, LLC(13)	20	28.6%
Seven Knots, LLC(14)	5	7.1%
Pinz Capital Special Opportunities Fund, LP(15)	5	7.1%
Walleye Opportunities Master Fund(16)	10	14.3%
Stratgyx, LLC(17)	5	7.1%
Jim Fallon(18)	5	7.1%
Holders of Greater than 5% as a group (8 persons)	70	100%
*    Includes beneficial ownership of less than 1% of the outstanding shares of Evofem’s common stock.
(1)Consists of 15,170 shares of common stock that may be acquired by Dr. Greer pursuant to the exercise of stock options within 60 days of January 18, 2023.
(2)Consists of (i) 1,285 shares of common stock held by Dr. Kamdar and (ii) 15,365 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of January 18, 2023.
(3)Consists of (i) 542 shares of common stock held by Mr. O'Brien and (ii) 15,170 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of January 18, 2023.

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Security Ownership of Certain Beneficial Owners and Management
(4)Consists of (i) 683 shares of common stock held by Dr. Rarick and (ii) 14,333 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of January 18, 2023.
(5)Consists of 16,591 shares of common stock that may be acquired by Mr. Rutherford pursuant to the exercise of stock options within 60 days of January 18, 2023.
(6)Ms. Yip elected to not receive stock options upon her election to the Company’s Board of Directors.
(7)Consists of (i) 186,722 shares of common stock held by Ms. Pelletier and (ii) 155,975 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of January 18, 2023.
(8)Consists of (i) 24,065 shares of common stock held by Mr. File and (ii) 56,039 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of January 18, 2023.
(9)Consists of 3,057 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of January 18, 2023.
(10)Consists of 213,297 shares of common stock held by our current executive officers and directors and (ii) 291,700 shares of common stock that may be acquired by our current executive officers and directors pursuant to the exercise of stock options within 60 days after January 18, 2023.
(11)Consists of 15 shares of Series D Non-Convertible Preferred Shares, with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY, 10038. Keystone Capital Partners, LLC is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by Keystone Capital Partners LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares.
(12)Consists of 5 shares of Series D Non-Convertible Preferred Shares, with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Cavalry Fund I LP is 82 E. Allendale Road, Suite 5B, Saddle River, NJ, 07458. Cavalry Fund I Management LLC, the General Partner of Cavalry Fund I LP, has discretionary authority to vote and dispose of the shares held by Cavalry Fund I LP and may be deemed to be the beneficial owner of these shares. Thomas Walsh, in his capacity as CEO of Cavalry Fund I Management LLC, may also be deemed to have investment discretion and voting power over the shares held by Cavalry Fund I LP. Cavalry Fund I LP and Mr. Walsh each disclaim any beneficial ownership of these shares.
(13)Consists of 20 shares of Series D Non-Convertible Preferred Shares, with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Mercer Street Global Opportunity Fund, LLC is 1111 Brickell Ave., Suite 2920, Miami, FL, 33131. Mercer Street Global Opportunity Fund, LLC is managed by Mercer Street Capital Partners LLC, which is managed by Jonathan Juchno. Mercer Street Capital Partners LLC and Mr. Juchno may be deemed to have investment discretion and voting power over the shares held by Mercer Street Global Opportunity Fund, LLC. Mercer Street Capital Partners LLC and Mr. Juchno each disclaim any beneficial ownership of these shares.
(14)Consists of 5 shares of Series D Non-Convertible Preferred Shares, with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Seven Knots, LLC is 7 Rose Avenue, Great Neck, NY, 11021. Marissa Welner, the Manager of Seven Knots, LLC, holds voting and dispositive power over the shares held by this stockholder. Ms. Welner disclaims any beneficial ownership of these shares.
(15)Consists of 5 shares of Series D Non-Convertible Preferred Shares, with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Pinz Capital Special Opportunities Fund, LP is c/o Walkers Corporate Center, 27 Hospital Road, Georgetown Grand Cayman KY1-9008, Cayman Islands. Matthew Pinz, the General Partner of Pinz Capital Special Opportunities Fund, LP, holds voting and dispositive power over the shares held by Pinz Capital Special Opportunities Fund, LP. Mr. Pinz disclaims any beneficial ownership of these shares.
(16)Consists of 10 shares of Series D Non-Convertible Preferred Shares, with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Walleye Opportunities Master Fund, Ltd. is c/o Walleye Capital, LLC 2800 Niagara Lane North, Plymouth, MN, 55447. Walleye Capital LLC is the investment manager of Walleye Opportunities Master Fund Ltd and may be deemed to beneficially own the shares owned by the Walleye Opportunities Master Fund Ltd. Roger Masi is a Portfolio Manager of Walleye Capital LLC and may be deemed to have voting and dispositive power over the shares owned by the Walleye Opportunities Master Fund Ltd. Walleye Capital LLC and Mr. Masi each disclaim any beneficial ownership of these shares.
(17)Consists of 5 shares of Series D Non-Convertible Preferred Shares with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Stratgyx, LLC is 340 West 86th Street #9B, New York, NY, 10024. Sameer Mithal, the Manager of Stratgyx, LLC, holds voting and dispositive power over the shares held by this stockholder. Mr. Mithal disclaims any beneficial ownership of these shares.
(18)Consists of 5 shares of Series D Non-Convertible Preferred Shares with voting rights equal to 1% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to a reverse split for each share of Series D Non-Convertible Preferred Stock. According to our books and records, the address of Jim Fallon is 137 West 83rd Street, Apt. 5W, New York, NY 10024.

10	Evofem Biosciences, Inc. | 2023 Proxy Statement

PROPOSAL 1: Reverse Stock Split

PROPOSAL 1	Reverse Stock Split

The Board believes that a reverse stock split is necessary to ensure the Company has a sufficient number of authorized shares of common stock to cover the number of common shares underlying the Company’s convertible securities on a fully-diluted basis. If we are unable to maintain a sufficient number of authorized common shares, we may default under our debt arrangements and/or we may not be able to raise sufficient capital to fund our planned operations.

Recommendation The Board recommends a vote for the approval of the reverse stock split.
General
At the Special Meeting of Stockholders, holders of our common stock and Series D Non-Convertible Preferred Stock are being asked to approve the proposal that our Amended and Restated Certificate of Incorporation, as amended (the Certificate of Incorporation), be amended to effect a reverse stock split of the issued and outstanding shares of common stock (such split to combine a number of outstanding shares of our common stock at a ratio of between 1-for-[x] and 1-for-[y], such number consisting of only whole shares, into one (1) share of common stock) (the Reverse Stock Split). No fractional shares shall be issued as a result of the reverse stock split. Instead, any stockholder who would otherwise be entitled to a fractional share of our Common Stock as a result of the reclassification shall be entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of our common stock multiplied by the closing trading price of our common stock on the trading day immediately preceding the effective date of the Reverse Stock Split. The affirmative vote of a majority of the combined voting power of the outstanding shares of common stock and Series D Non-Convertible Preferred Stock, voting together as a single class as of the record date, is required to approve the Reverse Stock Split. As set forth in the Certificate of Designation of the Series D Non-Convertible Preferred Stock previously disclosed, holders of the Series D Non-Convertible Preferred Stock are only entitled to vote with respect to the Reverse Stock Split at the Special Meeting.
If approved by the stockholders, the Reverse Stock Split would become effective at a time, and at a ratio, to be designated by the Board. The Board may effect only one reverse stock split as a result of this authorization. The Board’s decision as to whether and when to effect the Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for our common stock, and the need or ability to raise capital.
Even if the stockholders approve the Reverse Stock Split, we reserve the right not to effect the Reverse Stock Split if the Board does not deem it to be in the best interests of us and our stockholders to effect the Reverse Stock Split. The Reverse Stock Split, if authorized pursuant to this resolution and if deemed by the Board to be in the best interests of us and our stockholders, will be effected, if at all, by [date], 2023. If effected, the Amendment, as more fully described below, will effect the Reverse Stock Split.
The Reverse Stock Split
The Board believes that effecting the reverse stock split is necessary to avoid a breach, event of default or otherwise non-compliance with the Company's contractual obligations. If we are unable to maintain compliance with our various contractual obligations relating to the Company's authorized common shares, this may result in a default under our issued and outstanding debt arrangements, may cause trading in shares of our common stock to become difficult and could adversely affect our ability to raise capital when and as may be necessary to fund our planned operations.
Several of Our Existing Debt Covenants Require the Reservation of a Certain Number of Shares of Common Stock, on a Fully-

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PROPOSAL 1: Reverse Stock Split
Diluted Basis
We are currently authorized to issue 500,000,000 shares of common stock under our Amended and Restated Certificate of Incorporation. As of January 18, 2023, of the authorized common stock, 137,598,285 shares are issued and outstanding and approximately 2.1 billion shares are reserved for issuance under pending conversions of convertible notes, rights, warrants and all other derivatives. As such, our fully diluted capital structure is presently well above the amount of common stock we are authorized to issue. Therefore, until we either increase our authorized common stock, effectuate a reverse split or obtain waivers from the holders of the outstanding derivative securities both and with respect to their rights to an adequate reserve from which to receive the shares of common stock which underlie their respective securities, we are exposed to the risk of liability arising from the excess fully diluted capitalization. In addition to the dilutive effect any exercises of the derivative securities would have, in the event we are unable to obtain the requisite shareholder approval or waivers, or we are delayed in those efforts, the Company and your investment in us would be at risk. The conversion prices of the Adjuvant Notes (as amended) (defined below) and Baker Notes (defined below) may also be subject to adjustment depending on the price of issuances in future financings as described in our Form 10-Q for the period ended September 30, 2022. These adjustments would further increase the number of shares of common stock to be reserved as a result of these adjustments. Due to the limited number of authorized shares common stock available for future issuance, we need to seek stockholder approval of the Reverse Stock Split.
In April 2020, we entered into a Securities Purchase and Security Agreement (the Baker Bros. Purchase Agreement) with certain institutional investors and their designated agent pursuant to which we issued and sold secured convertible promissory notes (the Baker Notes) in an aggregate principal amount of $25.0 million and warrants to purchase shares of our common stock. The Baker Notes are secured by substantially all of our assets. In October 2020, we entered into a Securities Purchase Agreement (the Adjuvant Purchase Agreement) pursuant to which we issued and sold to certain institutional investors unsecured convertible promissory notes (the Adjuvant Notes) in an aggregate principal amount of $25.0 million. In January 2022, we sold unsecured subordinate promissory notes (the January 2022 Notes) in an aggregate amount of $5.9 million and warrants to purchase shares of our common stock. In March 2022, we sold unsecured subordinate promissory notes (the March 2022 Notes) in an aggregate amount of $7.45 million and warrants to purchase shares of our common stock. In May 2022, the Company and investors of the January and March 2022 Notes entered into amendment and exchange agreements pursuant to which the investors exchanged the January and March 2022 Notes for new unsecured subordinate promissory notes and shares of common stock. In May 2022, the Company also entered into amendment and exchange agreements pursuant to which shares of common stock, Series B-2 preferred stock, and Series-C preferred stock was exchanged for unsecured subordinate promissory notes and warrants. The aggregate amount of notes issued in May 2022 from these exchanges (the May 2022 Notes) was $22.3 million. The May 2022 Notes, Baker Notes and Adjuvant notes are collectively the Debt Obligations. As of July 31, 2022, approximately $74.1 million in principal and accrued interest was the aggregate amount outstanding pursuant to the Debt Obligations. In December 2022, we entered into a Securities Purchase Agreements with certain investors or the sale and issuance of senior secured convertible notes due in the aggregate original principal amount of $2,307,692 (the December Notes), warrants to purchase an aggregate 46,153,847 shares of common stock (December Warrants) and an aggregate 70 shares of Series D Preferred Stock (the Preferred Shares) (collectively, the December Offering).
We are required to reserve the requisite number of shares of our common stock underlying the various convertible securities the Company has issued. Defaults under our debt obligations would likely accelerate our payment obligations under the debt obligations, cause an event of Default and have other adverse events. The failure to approve and effectuate the Reverse Stock Split to ensure adequate share reserves, could trigger an event of default and other adverse everts under the terms of the Company’s debt obligations. Given our current financial position, these circumstances and default obligations would adversely affect our results of operations, impair our ability to raise capital when and as may be necessary to fund our planned operations, and may require us to cease our operations entirely. In these circumstances, the holders of our common stock may not receive any value for their shares.
Certain Risks of the Reverse Stock Split
General Risks
There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in a sustained increase in the per share price of our common stock. We cannot predict whether the Reverse Stock Split will increase the market price for our common stock on a sustained basis. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
•the market price per share of our common stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split;
•if the market price per share of common stock after the Reverse Stock Split does increase, that it will stay elevated at such level for any period of time thereafter;
•the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;
•our ability to conduct future financings or strategic transactions will be enhanced; and,
•the market price per share will either exceed or remain above the $0.01 minimum bid price as required by the OTCQB Venture Market, or that we will otherwise meet the requirements of OTC Markets for continued inclusion for trading on the OTCQB Venture Market.
The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

12	Evofem Biosciences, Inc. | 2023 Proxy Statement

PROPOSAL 1: Reverse Stock Split
The total number of authorized shares of common stock will not be reduced in accordance with the exchange ratio, which may result in a significant increase in the availability of authorized shares of common stock and will be dilutive to our stockholders.
The total number of authorized shares of common stock will not be reduced in accordance with the exchange ratio, which will result in a significant increase in the availability of authorized shares of common stock. Any additional common stock so authorized will be available for issuance by the Board of Directors for stock splits or stock dividends, acquisitions, raising additional capital, conversion of our debt into equity, or other corporate purposes, and any such issuances may be dilutive to current stockholders.

The proposed reverse stock split may decrease the liquidity of our stock.
The liquidity of our capital stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split.

The increased proportion of unissued authorized shares to issued shares may have anti-takeover effects under certain circumstances, although the Board of Directors is not implementing the Reverse Stock Split for such purpose.
The increased proportion of unissued authorized shares to issued shares may have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors is not implementing the Reverse Stock Split to have any anti-takeover effects.

Principal Effects of the Reverse Stock Split
If the requisite holders approve the proposal to authorize the Board to implement the Reverse Stock Split and the Board implements the Reverse Stock Split, we will amend our Certificate of Incorporation by striking out the second paragraph of the section titled “Capital Stock” of Article IV in its entirety and by substituting in lieu thereof the following paragraph:
Upon effectiveness of this Certificate of Amendment (the Effective Time), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that between and including [_____](x) and [_____](x) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued as a result of the reverse stock split. Instead, any stockholder who would otherwise be entitled to a fractional share of our Common Stock as a result of the reclassification shall be entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of our Common Stock multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. Notwithstanding the foregoing, the Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the reverse stock split or cash in lieu of fractional shares, if any, unless and until the certificates evidencing the shares held by a holder prior to the reverse stock split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.
The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of common stock, and the exchange ratio will be the same for all issued and outstanding shares of common stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that cash payments are made in lieu of fractional shares. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable. The Reverse Stock Split will not affect the Company continuing to be subject to the periodic reporting requirements of the Exchange Act. Following the Reverse Stock Split, our common stock will continue to be listed on the OTCQB Venture Market, under the symbol “EVFM,” although it would receive a new CUSIP number. The Reverse Stock Split does not change the number of authorized shares of our Preferred Stock.
By approving this Amendment, stockholders will approve the combination of any whole number of shares of common stock between and including [_____](x) and [_____](x) into one (1) share. The Amendment to be filed with the Secretary of State of the State of Delaware will include only that number determined by the Board to be in the best interests of the Company and its stockholders. The Board will not implement any amendment providing for a different split ratio.

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PROPOSAL 1: Reverse Stock Split
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the Amendment is approved by our stockholders, and if at such time the Board still believes that a Reverse Stock Split is in the best interests of the Company and its stockholders, the Board will determine the ratio of the Reverse Stock Split to be implemented within the range of ratios approved by the stockholders. We will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate effective time for the Reverse Stock Split. The Board may delay effecting the Reverse Stock Split, if at all, until a date that is not later than [date], 2023, without re-soliciting stockholder approval. The Reverse Stock Split will become effective on the date of filing of the Amendment with the Secretary of State of the State of Delaware. Beginning on the effective date of the split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
Book-Entry Shares
If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Reverse Stock Split shares of our common stock owned in book-entry form.
Certificated Shares
As soon as practicable after the effective date of the split, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Fractional Shares
No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record on the effective date of the split who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged will, in lieu of a fractional share, be entitled upon surrender to the exchange agent of certificates representing such pre-split shares, if any, to receive payment in cash in lieu of any such resulting fractional shares of common stock, as the post-reverse split amounts of common stock will be rounded down to the nearest full share. Such cash payment in lieu of a fractional share of common stock will be calculated by multiplying such fractional interest in one share of common stock by the closing trading price of our common stock on the trading day immediately preceding the effective date of the Reverse Stock Split, and rounded to the nearest cent.
Accounting Matters
The Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. The stated capital component will be reduced, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net loss and net book value of our common stock will be increased because there will be fewer weighted average shares of common stock outstanding. Prior periods’ common stock and additional paid-in capital balances and net loss per share amounts will be restated to reflect the Reverse Stock Split.
Effect on Par Value
The Amendment will not affect the par value of our common stock, which will remain at $0.0001 per share.
No Going Private Transaction
Notwithstanding the anticipated decrease in the number of outstanding shares following the proposed Reverse Stock Split, if effected, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act.

14	Evofem Biosciences, Inc. | 2023 Proxy Statement

PROPOSAL 1: Reverse Stock Split
Potential Anti-Takeover Effect
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders. Other than the Reverse Stock Split proposal, the Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.
No Dissenters’ Rights
Under the Delaware General Corporation Law, our stockholders are not entitled to dissenters’ rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.
Material United States Federal Income Tax Consequences of the Reverse Stock Split
The following is not intended as tax or legal advice. Each holder should seek advice based on his, her, their or its particular circumstances from an independent tax advisor.
The following discussion describes the anticipated material United States federal income tax consequences to “U.S. holders” (as defined below) of our capital stock relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (IRS), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the tax consequences of the Reverse Stock Split and there can be no assurance the IRS will not challenge the statements set forth below or that a court would not sustain any such challenge. The following discussion is for information purposes only and is not intended as tax or legal advice.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our capital stock that is for United States federal income tax purposes:
(i)an individual citizen or resident of the United States;
(ii)a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States, any state or the District of Columbia;
(iii)an estate with income subject to United States federal income tax regardless of its source; or
(iv)a trust that (a) is subject to primary supervision by a United States court and for which United States persons control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
This discussion assumes that a U.S. holder holds our capital stock as a capital asset within the meaning of Code Section 1221. This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under United States federal income tax laws including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, or stockholders holding their shares of our capital stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion does not address other United States federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the reverse stock split under state, local or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the Reverse Stock Split.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States federal income tax purposes.
Tax Consequences of the Reverse Stock Split Generally
We believe that the Reverse Stock Split should qualify as a “recapitalization” under Section 368(a)(1)(E) of the Code. Accordingly:
•A U.S. holder will not recognize any gain or loss as a result of the Reverse Stock Split.
•A U.S. holder’s aggregate tax basis in his, her, their, or its post-Reverse Stock Split shares will be equal to the aggregate tax basis in the pre-reverse stock split shares exchanged therefor.
•A U.S. holder’s holding period for the post-Reverse Stock Split shares will include the period during which such stockholder held the pre-Reverse Stock Split shares surrendered in the Reverse Stock Split.

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PROPOSAL 1: Reverse Stock Split
Treasury Regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse stock split. Holders of shares of our common stock who acquired their shares on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares among their post-reverse stock split shares.
A U.S. holder that receives cash in lieu of a fractional share of our common stock pursuant to the Reverse Stock Split should be treated as having received the fractional share pursuant to the Reverse Stock Split and then as having transferred to the Company that fractional share in exchange for cash. As a result, a U.S. holder should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in our common stock allocable to such fractional share, unless the receipt of cash is treated as having the effect of a distribution of a dividend, in which case the cash received will be treated as dividend income to the extent of the Company’s current accumulated earnings and profits as calculated for U.S. federal income tax purposes. Stockholders are urged to consult their tax advisors to determine whether receipt of cash has the effect of a distribution of a dividend. Any capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year as of effective date of the Reverse Stock Split. The deductibility of capital losses is subject to limitation.
THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.
Interests of Directors and Executive Officers
Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.
Reservation of Right to Abandon Reverse Stock Split
We reserve the right to not file the Amendment and to abandon any reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the Amendment, even if the authority to effect this amendment is approved by our stockholders at the Special Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to delay, not proceed with, and abandon, this proposed amendment if it should so decide, in its sole discretion, that such action is in the best interests of our stockholders.
Vote Required and Board’s Recommendation
The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of common stock and Series D Non-Convertible Preferred Stock, voting together as a single class, having voting power outstanding on the Record Date is required to approve the Amendment to effect the Reverse Stock Split. The holders of common stock have the right to cast one vote per share of common stock on this proposal. Each share of Series D Non-Convertible Preferred Stock shall have the right to vote in an amount equal to 1% of the total voting power then-outstanding shares of common stock, subject to the limitation that no single holder's voting power, in the aggregate, shall exceed 9.99% of the total voting power. As an example, if a shareholder holds 5% of the total then-outstanding shares of common stock and 10 shares of the Series D Non-Convertible Preferred Stock representing 10% of the voting power of the then outstanding shares of common stock, the total aggregate voting power of this shareholder shall be 9.99%.
THE BOARD RECOMMENDS A VOTE TO AUTHORIZE THE BOARD IN ITS DISCRETION TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK AT [RATIO] (SUCH SPLIT TO COMBINE A NUMBER OF OUTSTANDING SHARES OF OUR COMMON STOCK BETWEEN [x] AND [y], SUCH NUMBER CONSISTING OF ONLY WHOLE SHARES, INTO ONE (1) SHARE OF OUR COMMON STOCK). PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

16	Evofem Biosciences, Inc. | 2023 Proxy Statement

Other Matters / Stockholder Proposal
Other Matters
The Board knows of no other business which will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies will be voted in accordance with the judgment of the persons named therein. No director, executive officer or nominee for director, nor any associate of any of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.
Stockholder Proposal
A copy of the full text of the provisions of our amended and restated bylaws dealing with this proposal is available to stockholders from our Corporate Secretary upon written request.

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Appendix A